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Stevenson Insurance Services, Inc. Merger
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                           AGREEMENT OF MERGER

                                    OF

                    STEVENSON INSURANCE SERVICES, INC.

                                   INTO

                           HRH MERGER COMPANY


     THIS MERGER AGREEMENT ("Agreement"), to be effective upon the filing with  the  Secretary  of State of Articles of Merger  ("Merger  Effective

Date"),  but  to  be accounted for as if effective as of  12:01  a.m.  on

November  1,  1998 ("Effective Date"), is made and entered  into  by  and

among   HILB,   ROGAL  AND  HAMILTON  COMPANY,  a  Virginia   corporation

("Parent"),  its  wholly-owned subsidiary, HRH MERGER  COMPANY,  a  Texas corporation  ("Survivor"),  and  STEVENSON INSURANCE  SERVICES,  INC.,  a

Texas  corporation   ("Merging Entity"), and  the  four  shareholders  of

Merging  Entity, GERALD STEVENSON ("Mr. Ge. Stevenson"),  BRIAN STEVENSON

("Mr.  B.  Stevenson"),  GREGORY STEVENSON  ("Mr.  Gr.  Stevenson"),  and

RICHARD  WEINSTEIN  ("Mr. Weinstein"), (with Messrs.  Ge.  Stevenson,  B.

Stevenson, Gr. Stevenson and Weinstein hereinafter sometimes collectively referred  to  as  "Shareholders" or any one of the foregoing  hereinafter sometimes  referred to as "Shareholder"), with reference to the following facts:

     A.    Shareholders are the owners and holders of all of  the  issued and outstanding shares of the authorized capital stock (referred to below as the "Common Stock") of Merging Entity which is engaged in the business of owning and operating a general insurance agency.

     B.    Parent  is  engaged  in the business of owning  and  operating insurance  agencies and has formed Survivor for the purposes contemplated herein.

     C.    Shareholders,  Parent  and  Merging  Entity  have  reached  an understanding with respect to the merger of Merging Entity into  Survivor

("Merger")  for  which Shareholders shall receive that  amount  of  cash,

other  property  and  Parent's common stock as the  consideration  stated

herein.

     D.    The parties hereto intend that this Agreement be characterized

as   a   forward,  triangular  statutory  merger  pursuant  to   Sections

368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code  of  1986,  as

amended  ("Code"),  and  further be accounted  for  as  a  "purchase"  in accordance with Accounting Principles Board Opinion Number 16  and  other applicable guidelines.

     E.    The  parties  agree that this Merger shall  be  subject  to  a condition subsequent ("Condition Subsequent") set forth in Section 15.10,

namely approval by the Board of Directors of Parent, expected to occur on

November  9,  1998,  but that the Merger shall be accounted  for  on  the

Merger  Balance Sheet and elsewhere as if effective as of  the  Effective

Date.

      In  consideration  of  the foregoing facts and  of  the  respective representations,  warranties, covenants, conditions  and  agreements  set forth  below,  the parties hereto, intending to be legally bound  hereby,

agree as follows:

     1.   PLAN OF MERGER.

      1.1   Effective  Date.  Subject to fulfillment  of  the  conditions precedent  in  Sections  6 and 7 of this Agreement,  Merging  Entity  and

Survivor (collectively, "Constituents") will cause Articles of Merger  to be  signed, verified and delivered to the Secretary of State of Texas  as soon as practiable after the fulfillment of the Condition Subsequent, but to be accounted for as if  effective as of 12:01 a.m. on November 1, 1998

("Effective  Date").  As provided by the laws of the State of  Texas,  on the  Merger Effective Date, the separate existence of Constituents  shall cease  and  Merging Entity shall be merged with and into Survivor,  which shall then become the Surviving Corporation.

     1.2  Corporate Structure of Surviving Corporation.

          (a)   On the Merger Effective Date, by virtue of the completion

of  the Merger, and thereafter until amended as provided by law, the name of  Surviving Corporation and the articles of incorporation of  Surviving

Corporation  shall be the name and articles of incorporation of  Survivor in effect immediately prior to the completion of the Merger.

          (b)   On the Merger Effective Date, by virtue of the completion

of  the  Merger, the bylaws of Survivor in effect on the Merger Effective

Date shall be the bylaws for Surviving Corporation.

          (c)   On the Merger Effective Date, by virtue of the completion

of  the  Merger, the names and addresses of the directors  for  Surviving

Corporation shall be:

                    Andrew L. Rogal
                    4235 Innslake Drive, P.O. Box 1220
                    Glen Allen, Virginia  23060-1220

                    Timothy J. Korman
                    4235 Innslake Drive, P.O. Box 1220
                    Glen Allen, Virginia  23060-1220

                    Walter L. Smith
                    4235 Innslake Drive, P.O. Box 1220
                    Glen Allen, Virginia 23060-1220

          (d)   On the Merger Effective Date, by virtue of completion  of

the Merger, the officers of Surviving Corporation shall be:


               Andrew L. Rogal               President
               Timothy J. Korman             Vice President
               Walter L. Smith               Assistant Vice President and
Secretary
                Carolyn  Jones             Assistant Vice  President  and
Treasurer

     1.3  Effect of Merger.

          (a)   On  the Merger Effective Date, the assets and liabilities

of  Merging Entity shall be taken on the books of Survivor at the  amount at  which  they  shall at that time be carried on the  books  of  Merging

Entity, subject to such adjustments to the books of Survivor, if any,  as may be necessary to conform to the accounting procedures of Parent and to account  for  the Merger as if it had occurred as of the Effective  Date.

The books of the Constituents, as so adjusted, shall become the books  of

Surviving Corporation.

          (b)   On  the  Merger Effective Date and thereafter,  Surviving

Corporation shall possess all the rights, privileges, immunities, powers,

franchises  and authority, both public and private, of each  Constituent.

All  property of every description, including every interest therein  and all  obligations of or belonging to or due to each of Constituents  shall thereafter  be  taken  and  deemed to be transferred  to  and  vested  in

Surviving Corporation, without further act or deed, although Survivor and

Merging  Entity  from  time to time, as and when  required  by  Surviving

Corporation,  shall  execute and deliver, or cause  to  be  executed  and delivered, all such deeds and other instruments and shall take, or  cause to  be  taken,  such  further action as Surviving  Corporation  may  deem necessary  or  desirable  to  confirm the  transfer  to  and  vesting  in

Surviving  Corporation of title to and possession  of  all  such  rights,

privileges,  immunities,  franchises  and  authority.   All   rights   of

creditors of each of Constituents shall be preserved unimpaired,  limited in  lien to the property affected by such liens immediately prior to  the

Merger  Effective  Date, and Surviving Corporation shall  thenceforth  be liable for all the obligations of each of Constituents.

     1.4  Conversion of Shares of Common Stock.

          (a)   All  of  the outstanding capital stock of Merging  Entity

comprises   the   Common   Stock,  which  is  owned,   collectively,   by

Shareholders.   Each of Shareholders owns, free and clear of  any  liens,

encumbrances,  restrictions or adverse claims whatsoever  except  as  set forth  in Schedule 2.4, the number of shares of Merging Entity set  forth below  opposite his name and each Shareholder shall receive therefor  for each  share  of Common Stock the number of shares of no par value  common stock of Parent as described herein:

Shareholder          Number     of    Shares                Percentage

Gerald   Stevenson             728                             69.33
Brian    Stevenson             136                             12.95
Gregory  Stevenson             136                             12.95
Richard  Weinstein              50                              4.76


In  exchange  for  all of the shares of Common Stock, Shareholders  shall collectively receive $600,000 in cash and $3,700,000 worth of  shares  of common  stock  of  Parent ("HRH Stock"), subject to upward  and  downward adjustment and valued as provided in Section 14 and to all the terms  and conditions  contained herein.  This Agreement shall  not  be  consummated under  any  circumstances unless 100% of the shares of Common  Stock  are exchanged for shares of HRH Stock.

          (b)   The  manner  and basis of conversion  of  shares  on  the

Effective Date shall be as follows:

               (i)   Each  share  of  common stock of Survivor  which  is

issued  and  outstanding  on the Effective Date,  with  all  rights  with respect  thereto,  shall become one (1) share of  common  stock,  $1  par value, of Surviving Corporation.

               (ii)  Each  share  of  Common Stock which  is  issued  and outstanding on the Effective Date, with all rights with respect  thereto,

shall  be converted into $571.43 plus a value of shares (which number  of shares  is  subject to adjustment and is to be delivered as  provided  in

Section  14)  of  common stock, no par value, of Parent.   No  fractional

shares  of HRH Stock will be issued as the number of shares to be  issued to  any  Shareholder in accordance with the preceding sentence  shall  be rounded up or down to the nearest whole number (a fractional share of 0.5

or  more  will be rounded up; less than 0.5 will be rounded down).   Each

Shareholder,  upon  delivery to Parent or its duly authorized  agent  for cancellation of certificates representing Common Stock and subject to any other  limitations herein, shall thereafter be entitled  to  receive  (i)

certificates representing the number of shares of HRH Stock to which such

Shareholder is entitled and (ii) a cash payment by wire transfer equal to the amount of cash to which such Shareholder is entitled.

          (c)   Appropriate  adjustment shall be made on  the  number  of

shares  of  HRH Stock to be issued upon conversion if, during the  period commencing on October 22, 1998, and ending on the Effective Date, Parent:

(i)  effects any dividend payable in shares of common stock; (ii)  splits or  combines  the  outstanding shares of HRH  Stock;  (iii)  effects  any extraordinary  distribution on HRH Stock; (iv) effects any reorganization or  reclassification  of HRH Stock; or (v) fixes a record  date  for  the determination of shareholders entitled to any of the foregoing.

          (d)   Upon  delivery  of  Common Stock to  Parent  pursuant  to

subsection 1.4(b)(ii), Parent shall receive all of the shares  of  common

stock   of  Surviving  Corporation  outstanding  pursuant  to  subsection

1.4(b)(i).

          (e)   Until  its surrender, each certificate comprising  Common

Stock referred to in subsection 1.4(b)(ii) herein shall be deemed for all corporate  purposes,  other than the payment of  dividends,  to  evidence ownership  of  the  number of full shares of HRH Stock  into  which  such shares  of Common Stock shall have been changed by virtue of the  merger.

Unless and until any such outstanding certificates of Common Stock  shall be  so  surrendered, no dividend payable to the holders of record of  HRH

Stock, as of any date subsequent to the Effective Date, shall be paid  to the holders of such outstanding certificates, but upon such surrender  of any  such  certificate or certificates there shall be paid to the  record holder  of  the certificate or certificates of HRH Stock into  which  the shares  represented by the surrendered certificate or certificates  shall have  been  so  changed  the amount of such dividends  which  theretofore became payable with respect to such shares of Parent.

     1.5  Closing Date.  The closing of the transactions contemplated  by this  Agreement  ("Closing") shall take place at the  offices  of  Brown,

Parker & Leahy, L.L.P., located at 1200 Smith Street, Houston, Texas,  at

10:00  a.m. on October 30, 1998, or at such other place and time as shall be  mutually  agreed  upon  by the parties to  this  Agreement  ("Closing

Date").

     2.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.  Shareholders,

jointly and severally, represent and warrant to Parent as follows:

     2.1  Organization and Standing of Merging Entity.  Merging Entity is

a corporation duly organized, validly existing and in good standing under the  laws  of  the State of Texas ("Home State") and has full  power  and authority  to carry on its business as it is now being conducted  and  to own  or  hold under lease the properties and assets it now owns or  holds

under  lease.   Except as set forth in Schedule 2.1  to  this  Agreement,

Merging  Entity  is not qualified to do business in any  state  or  other jurisdiction other than Home State.  Except as set forth in Schedule  2.1 or  where  failure to qualify to do business would not  have  a  material adverse effect on Merging Entity, the nature of the business conducted by

Merging Entity and the character or ownership of properties owned  by  it does  not  require Merging Entity to be qualified to do business  in  any other jurisdiction.  Furthermore, except as set forth in Schedule 2.1  to this  Agreement  or where failure to qualify for or obtain  such  license would not have a material adverse effect on Merging Entity, the nature of the  business conducted by Merging Entity does not require it or  any  of its  employees  to  qualify  for,  or to  obtain  any  insurance  agency,

brokerage,  adjuster, or other similar license in any jurisdiction  other

than  Home  State.   The copy of the articles of incorporation,  and  all

amendments thereto, of Merging Entity heretofore delivered to  Parent  is complete and correct as of the date hereof.  The copy of the bylaws,  and all  amendments thereto, of Merging Entity heretofore delivered to Parent is complete and correct as of the date hereof.  The minute book or minute books  of  Merging Entity contain a complete and accurate record  in  all material  respects  of all meetings and other corporate  actions  of  the shareholders and directors of Merging Entity.

     2.2   Name.   Neither  Merging Entity nor any  of  Shareholders  has

granted to anyone any right to use the corporate name or any name similar to the corporate name of Merging Entity.

     2.3   Capitalization  of  Merging  Entity.   The  capitalization  of

Merging Entity is as follows:           (a)  Merging Entity is authorized

to  issue  100,000 shares of voting common stock, $1 par value.   Merging

Entity is not authorized to issue, and has not issued, any shares of  any other  class.  All of the shares comprising Common Stock outstanding  and owned as of the date hereof are as set forth in Section 1.4(a), supra.

          (b)   All  of the outstanding shares of Common Stock have  been

duly  and  validly  issued  and are fully paid  and  nonassessable.   The

issuance  of  all shares of Common Stock was and has been  in  compliance with  all applicable statutes, rules and regulations, including,  without

limitation, all applicable federal and state securities laws.   There  is

no  existing option, warrant, call or commitment to which Merging  Entity is  a  party  requiring the issuance of any additional shares  of  common stock  of  Merging  Entity  or of any other securities  convertible  into shares of common stock of Merging Entity or any other equity security  of

Merging Entity of any class or character whatsoever.

          (c)   No shares of the authorized stock of Merging Entity  have

ever  been  registered  under the provisions  of  any  federal  or  state securities law, nor has Merging Entity filed or been required to file any report  with  any  federal  or state securities  commission,  department,

division or other governmental agency.

          (d)  No present or prior holder of any shares of the authorized stock of Merging Entity is entitled to any dividends with respect to  any

such  shares  now  or heretofore outstanding.         2.4   Ownership  of

Common  Stock.  Except as set forth in Schedule 2.4, each Shareholder  is the  record  owner,  free and clear of any and all  liens,  encumbrances,

restrictions  and adverse claims whatsoever, of the number of  shares  of

Common Stock set forth opposite his name in subsection 1.4(a).  Each such lien,  encumbrance, restriction or adverse claim on the Common Stock  can and will be removed at or prior to the Closing.

     Merging  Entity  is autonomous and has never been  a  subsidiary  or division  of another enterprise.  There has been no change in the  equity interest  of Merging Entity in contemplation of effecting this Agreement,

such  as  excessive distributions or additional issuances,  exchanges  or retirements  of  securities.  Any shares of Common  Stock  reacquired  by

Merging  Entity were reacquired only for legitimate purposes  other  than business  combinations.  Schedule 2.4 describes all  changes,  issuances,

exchanges and retirements of equity securities within the last two  years as  well  as  the  legitimate  purpose (i.e. other  than  effecting  this

Agreement) for each such transaction.

     2.5   Authority.  Shareholders, individually and collectively,  have full  and complete authority to enter into this Agreement and to transfer in  accordance with the terms and conditions of this Agreement all of the shares  of  Common  Stock,  free and clear of  all  liens,  encumbrances,

restrictions and adverse claims whatsoever.  The execution, delivery  and performance of this Agreement by Merging Entity does not violate,  result in  a  breach  of,  or  constitute  a  default  under,  the  articles  of incorporation  or  bylaws  of Merging Entity or any  material  indenture,

contract,  agreement or other instrument to which it is  a  party  or  is bound,  or to the best knowledge of Shareholders and Merging Entity,  any applicable laws, rules or regulations.

     2.6   Subsidiaries and Other Relationships.  Except as disclosed  on

Schedule 2.6, Merging Entity does not own any stock or other interest  in any  other  corporation, nor is it a participant  in  any  joint  entity.

Except as disclosed on Schedule 2.6, any stock owned by Merging Entity in any  other entity represents one hundred percent (100%) ownership of such entity,  is  owned  free  and clear of any and all  liens,  encumbrances,

restrictions and adverse claims, has been duly and validly issued and  is fully paid and nonassessable.

     2.7   Financial  Statements.  Shareholders and Merging  Entity  have caused  or will cause to be delivered to Parent a true and complete  copy of  the  compiled financial statements of Merging Entity as of  September

30,  1998  ("Financial  Statements"),  which  compilation  has  not  been prepared  under  the  accounting guidelines of Parent  as  set  forth  in

Parent's Accounting Policies and Procedures Manual ("GAAP Policy").   The

Financial  Statements are true and correct, are in  accordance  with  the books  and  records  of Merging Entity and present fairly  the  financial condition and results of operations of Merging Entity as of the date  and for  the period indicated.  Furthermore, the Financial Statements did not contain  any untrue statement of any material fact or omit to  state  any material fact required to be stated to make such Financial Statements not

misleading.   Without  limiting  the generality  of  the  foregoing,  the commission income reflected in the Financial Statements is correct.

     2.8   Absence  of Undisclosed Liabilities.  (The term  "Most  Recent

Balance  Sheet,"  as used in this Agreement, means the balance  sheet  of

Merging  Entity  at  September 30, 1998.  Also,  the  term  "Most  Recent

Balance  Sheet  Date,"  as used in this Agreement,  means  September  30,

1998.)          Except  as  and  to  the extent  specifically  reflected,

provided  for  or  reserved against in the Most Recent Balance  Sheet  or except as disclosed in any Schedule to this Agreement, Merging Entity, as of  the  Most  Recent Balance Sheet Date, did not have any  indebtedness,

liability  or  obligation  of  any nature  whatsoever,  whether  accrued,

absolute,  contingent or otherwise, and whether due  or  to  become  due,

including, without limitation, tax liabilities due or to become due,  and whether  incurred  in  respect of or measured by the  income  of  Merging

Entity  for  any period prior to the Most Recent Balance Sheet  Date,  or arising out of transactions entered into, or any state of facts existing,

prior  thereto, and none of Shareholders knows or has reasonable  grounds to  know of any basis for the assertion against Merging Entity, as of the

Most  Recent  Balance  Sheet  Date, of  any  indebtedness,  liability  or obligation of any nature or in any amount not fully reflected or reserved against  in the Most Recent Balance Sheet or otherwise disclosed  in  any

Schedule to this Agreement.

     2.9   No Adverse Change.  Since the Most Recent Balance Sheet  Date,

there has been no material change in the financial condition, results  of operations  or  business prospects of Merging Entity other  than  changes occurring  in  the  ordinary course of business or  except  as  otherwise disclosed  in any of the Schedules to this Agreement, which changes  have not had a material adverse effect on the financial condition, results  of operations or business prospects of Merging Entity.  Without limiting the generality  of the foregoing, since the Most Recent Balance  Sheet  Date,

there  has  been  no  material adverse change in the  insurance  accounts included  within  the  "Book  of Business"  of  Merging  Entity,  and  no

Shareholder knows or has reasonable grounds to know of any basis for  any material  adverse  change  in such insurance accounts  between  the  date hereof  and  the Effective Date.  For purposes hereof, "material  adverse change"  in the insurance accounts included in the "Book of Business"  of

Merging  Entity  means,  without limitation,  the  loss  of  any  account generating an aggregate annual gross income (commission or otherwise)  of

$10,000 or more.

     2.10  Taxes.  Merging Entity has filed all federal, state and  local income, withholding, social security, unemployment, excise, real property tax, tangible personal property tax, intangible personal property tax and all  other tax returns and reports required to be filed by it to the date hereof  and all of such returns and reports are true and correct  in  all material respects.  All taxes, assessments, fees, penalties, interest and other  governmental  charges which were required to be  paid  by  Merging

Entity  on such returns and reports have been duly paid and satisfied  on or  before their respective due dates.  No tax deficiency or penalty  has been  asserted  or,  to  the knowledge of Shareholders,  threatened  with respect  to  Merging Entity.  No federal or state income  tax  return  of

Merging  Entity has been audited or, to the knowledge of any Shareholder,

proposed  to  be  audited,  by  any federal or  state  taxing  authority,

including, without limitation, the U.S. Internal Revenue Service and  the

Texas  Comptroller's office, and no waiver of any statute of  limitations has  been  given  or is in effect with respect to the assessment  of  any taxes  against Merging Entity.  The provisions for taxes included in  the

Most  Recent Balance Sheet were sufficient for the payment of all accrued and unpaid federal, state and local income, withholding, social security,

unemployment,   excise,  real  property,  tangible   personal   property,

intangible  personal property and other taxes of Merging Entity,  whether or not disputed, for the period reflected.

     2.11  Real  and Personal Property Owned by Merging Entity.   Merging

Entity does not own any real property.  Schedule 2.11 also consists of  a copy  of  the  depreciation schedules filed as a part of  the  two  prior annual  Federal income tax returns of Merging Entity (with  deletions  of any  items  disposed of prior to the date of this Agreement), a  separate list  of  each item of depreciable personal property acquired by  Merging

Entity  since  the Most Recent Balance Sheet Date and having  a  cost  of

$1,000.00  or  more,  and  a separate list of  each  item  of  intangible personal property presently owned by Merging Entity.  Merging Entity also owns  various items of disposable type personal property such  as  office supplies  that are not listed in Schedule 2.11.  Merging Entity has  good and  marketable  title  to  all  such tangible  and  intangible  personal property,  in  each  case  free  and clear  of  all  mortgages,  security interests, conditional sales agreements, claims, restrictions, charges or other  liens  or  encumbrances whatsoever except as otherwise  stated  in

Schedule  2.11.           2.12 Leases.  Schedule 2.12 contains a  correct

and complete list and brief description of all leases or other agreements under which Merging Entity is a tenant or lessee of, or holds or operates any property, real or personal, owned by any third party.  Merging Entity is  the owner and holder of the leasehold estates granted by each of  the instruments  described  in Schedule 2.12 except as  otherwise  stated  in

Schedule  2.12.  Each of said leases and agreements is in full force  and effect and, to the knowledge of Shareholders, constitutes a legal,  valid and binding obligation of the respective parties thereto, enforceable  in accordance with its terms. Merging Entity enjoys peaceful and undisturbed possession  of all properties covered by all such leases and  agreements,

and,  to the knowledge of Shareholders, there is not any existing default or  event  or condition, including the Merger contemplated herein,  which with  notice  or  lapse of time, or both, would constitute  an  event  of default under any of such leases or agreements.

     2.13 Insurance.  Schedule 2.13 contains a correct and complete list,

as  of  the  date hereof, of all policies of casualty, fire and  extended coverage,  theft, errors and omissions, liability, life, and other  forms

of  insurance  owned  or  maintained by  Merging  Entity.   All  business

operations  of  Merging  Entity  are and have  been  continually  insured against  errors  and omissions.  Such policies are in amounts  deemed  by

Shareholders to be adequate.  Each such policy is, on the date hereof, in full  force  and  effect, and, to the knowledge of Shareholders,  Merging

Entity is not in default with respect to any such policy.

     Furthermore, Schedule 2.13 contains a correct and complete  list  of all  group life, group medical and disability or other similar  forms  of insurance  which  constitute an obligation  of  or  benefit  provided  by

Merging  Entity.   Schedule  2.13 also contains  a  list  of  any  former

employees  or their dependents who are presently under COBRA continuation coverage  and  describes  with  reasonable  particularity  the  pertinent factors about each such person listed.

     With  respect  to  errors  and  omissions  (professional  liability)

insurance  policies listed in Schedule 2.13 (which lists  for  each  such policy  the  carrier,  retrodate, claims made or  occurrence  policy  and limits),  prior  to the effective dates of such policies, Merging  Entity had  not  given notice to any prior insurer of any act, error or omission in services rendered by any agent or employee of such corporation or that should  have  been rendered by any agent or employee of such  corporation arising  out  of the operations of Merging Entity.  Furthermore,  to  the best  knowledge  of Shareholders, no agent or employee of Merging  Entity breached  any such professional duty or obligation prior to the effective dates  of such policies.  With respect to such policies, to the knowledge of  Shareholders, Merging Entity has given notice of any and  all  claims for  any  act,  error  or  omission by any  agent  or  employee  of  such corporation with respect to professional services rendered or that should have been rendered as required by the terms of such policies (if any such

notice has been given, its contents are described in Schedule 2.13).   To

the best knowledge of Shareholders, Merging Entity has not taken, nor has it  failed  to  take, any action which would provide the insurer  with  a defense  to its obligation under any such policy; neither Merging  Entity nor  any  Shareholder has received from any such insurer  any  notice  of cancellation or nonrenewal of any such policy, and, except as  set  forth in  Schedule  2.13, no Shareholder has any basis to believe that  Merging

Entity,  or  any  agent or employee of Merging Entity, has  breached  any professional duty or obligation.

     2.14  Insurance  Companies.  Schedule 2.14 contains  a  correct  and complete  list  of all insurance companies with respect to which  Merging

Entity  has  an  agency  contract  or similar  relationship.   Except  as

identified in Schedule 2.14, all relations between Merging Entity and the insurance  companies represented by it are believed to be  good,  and  no

Shareholder  has  any  knowledge  of  any  proposed  termination  of,  or modification to, the existing relations between Merging Entity and any of such insurance companies.  Furthermore, except as otherwise set forth  in

Schedule  2.14,  all  material  accounts  with  all  insurance  companies represented  by  Merging  Entity or with whom it transacts  business  are

current   and   there  are  no  material  disagreements  or  unreconciled

discrepancies  between  Merging Entity and any such  company  as  to  the amounts owed by Merging Entity.

     2.15  Customers.   Except  as  identified  in  Schedule  2.15,   all

relations  between Merging Entity and its present customers are  believed to  be  good,  and  no  Shareholder has any  knowledge  of  any  proposed termination  of  any insurance account presently written or  serviced  by

Merging  Entity.   For  purposes of Section  2.15,  the  term  "insurance

account" shall be limited to accounts which generate an aggregate  annual gross income (commission or otherwise) of $10,000 or more.

     2.16  Officers  and Directors; Banks; Powers of Attorney.   Schedule

2.16  contains a correct and complete list of all officers and  directors of Merging Entity, a correct and complete list of the names and addresses of each bank in which Merging Entity has any account or safe deposit box,

together  with the names of all persons authorized to draw on  each  such account or having access to any such safe deposit box, and a correct  and complete list of the names of all persons holding powers of attorney from

Merging Entity.

     2.17  Compensation and Fringe Benefits.  Schedule  2.17  contains  a correct and complete list of each officer, director, employee or agent of

Merging  Entity  in  the  format as set forth in  Schedule  2.17.   Also,

Schedule  2.17  contains a description of all fringe  benefits  presently being provided by Merging Entity to any of its employees or agents.

     2.18  Patents;  Trademarks; Copyrights  and  Trade  Names.   Merging

Entity  owns  or  is  possessed  of or is licensed  under  such  patents,

trademarks,  trade  names and copyrights (including, without  limitation,

software) as are used in, and are of material importance to, the  conduct of  its  business,  all  of which are in good standing  and  uncontested.

Schedule  2.18  contains  a correct and complete  list  of  all  material patents,  patent applications filed or to be filed, trademarks, trademark registrations  and  applications, trade names, copyrights  and  copyright registrations  and applications owned by or registered  in  the  name  of

Merging  Entity.   There is no material claim pending  or,  to  the  best

knowledge of Shareholders, threatened against Merging Entity with respect to  any  alleged  infringement of any patent, trademark,  trade  name  or copyright owned or licensed to anyone other than Merging Entity.

     2.19  Indebtedness.  Schedule 2.19 contains a correct  and  complete list  of  all instruments, agreements or arrangements pursuant  to  which

Merging  Entity has borrowed any money, incurred any indebtedness outside of  the  ordinary course of business or established any  line  of  credit

which represents a liability of Merging Entity on the date hereof.   True

and  complete  copies  of  all  such written instruments,  agreements  or arrangements  have  heretofore been delivered to, or made  available  for

inspection  by,  Parent.   Merging  Entity  has  performed  all  of   the

obligations required to be performed by it to date, and, to the knowledge of  Shareholders,  is not in default in any material  respect  under  the terms  of any such written instruments, agreements or arrangements,  and,

to  the  knowledge of Shareholders, no event has occurred which, but  for the  passage  of time or the giving of notice, or both, would  constitute such a default.

     2.20  Employment Agreements and Other Material Contracts.   Schedule

2.20  contains a complete list of every employment agreement, independent contractor and brokerage agreement (copies of same having been previously provided  to  Parent),  and  a list and brief description  of  all  other material  contracts, agreements and other instruments  to  which  Merging

Entity  is a party at the date hereof.  Except as identified in  Schedule

2.20, or in any other Schedule attached to this Agreement, Merging Entity is  not  a party to any oral or written: (i) material contract, agreement or  other  instrument not made in the ordinary course of  business;  (ii)

contract  for  the  employment  of any person  which  is  not  terminable

(without  liability) on 30 days or less notice; (iii) license, franchise,

distributorship, dealer, manufacturer's representative, sales  agency  or advertising  agreement;  (iv) contract with any labor  organization;  (v)

lease,  mortgage, pledge, conditional sales contract, security agreement,

factoring agreement or other similar agreement with respect to  any  real or  personal  property,  whether as lessor,  lessee  or  otherwise;  (vi)

contract to provide facilities, equipment, services or merchandise to any other person, firm or corporation; (vii) contract for the future purchase of  materials,  supplies,  services,  merchandise  or  equipment;  (viii)

profit-sharing,  bonus,  deferred compensation, stock  option,  severance pay,  pension,  retirement or other plan or agreement providing  employee benefits;  (ix)  agreement or arrangement for the  sale  of  any  of  its properties, assets or rights or for the grant of any preferential  rights to  purchase  any  of  its assets, properties, or rights;  (x)  guaranty,

subordination  or  other  similar  or related  type  of  agreement;  (xi)

contract  or  commitment  for capital expenditures;  (xii)  agreement  or covenant  not  to compete, solicit or enter into any particular  line  of business;  or  (xiii) agreement for the acquisition of  any  business  or substantially all of the properties, assets or stock or other  securities of  any  business  under  which there are any continuing  or  unperformed obligations  on  the part of Merging Entity.  Merging Entity  is  not  in default  in any material respect under any agreement, lease, contract  or

other  instrument  to  which  it  is  a  party.   To  the  knowledge   of

Shareholders,  no party with whom Merging Entity has any agreement  which is of material importance to its business is in default thereunder.

     2.21 Absence of Certain Events.  Since the Most Recent Balance Sheet

Date,  the  business  of Merging Entity has been conducted  only  in  the ordinary  course  and  in substantially the same  manner  as  theretofore conducted,  and,  except as set forth in Schedule 2.21 attached  to  this

Agreement,  or in any other Schedule attached to this Agreement,  Merging

Entity has not, since the Most Recent Balance Sheet Date:  (i) issued any stocks,  bonds  or  other corporate securities or  granted  any  options,

warrants or other rights calling for the issue thereof; (ii) incurred, or become subject to, any material obligation or liability (whether absolute or  contingent) except (A) current liabilities incurred in  the  ordinary course  of business, (B) obligations under contracts entered into in  the ordinary  course  of  business and (C) obligations  under  contracts  not entered  into  in  the ordinary course of business which  are  listed  in

Schedule  2.20; (iii) discharged or satisfied any lien or encumbrance  or paid  any obligation or liability (whether absolute or contingent)  other than  current  liabilities  shown on the Most Recent  Balance  Sheet  and current liabilities incurred since the Most Recent Balance Sheet Date  in the  ordinary  course of business; (iv) declared or made any  payment  of dividends  or  distribution  of any assets  of  any  kind  whatsoever  to stockholders  or  purchased or redeemed any of  its  capital  stock;  (v)

mortgaged, pledged or subjected to lien, charge or any other encumbrance,

any of its assets and properties, real, tangible or intangible; (vi) sold or  transferred any of its assets, properties or rights, or cancelled any debts  or claims, except in each case in the ordinary course of business,

or  entered  into any agreement or arrangement granting any  preferential rights  to  purchase  any of its assets, properties or  rights  or  which required the consent of any party to the transfer and assignment  of  any of  its  assets,  properties or rights; (vii) suffered any  extraordinary losses  (whether or not covered by insurance) or waived any extraordinary rights  of value; (viii) entered into any transaction other than  in  the ordinary  course  of business except as herein stated; (ix)  amended  its

articles  of  incorporation  or  bylaws;  (x)  increased  the   rate   of

compensation  payable or to become payable by it to any of its  employees or  agents  over  the rate being paid to them at the Most Recent  Balance

Sheet Date; (xi) made or permitted any amendment to or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business; or (xii) made capital expenditures or entered  into  any commitments therefor aggregating more than  $5,000.00.

Except as contemplated by this Agreement, or the Schedules referred to in this  Agreement,  between the date hereof and the Closing  Date,  Merging

Entity  will not, without the prior written consent of Parent, do any  of the  things  listed above in clauses (i) through (xii)  of  this  Section

2.21.

     2.22  Investigations and Litigation.  There is no  investigation  by

any   governmental  agency  pending,  or,  to  the  best   knowledge   of

Shareholders,  threatened against or adversely affecting Merging  Entity,

and  except  as  set forth on Schedule 2.22, there is  no  action,  suit,

proceeding  or  claim pending, or, to the best knowledge of Shareholders,

threatened  against Merging Entity, or any of its businesses, properties,

assets or goodwill, which could reasonably be expected to have a material

adverse  effect  on  such  corporation,  or  against  or  affecting   the

transactions  contemplated in this Agreement.  There  is  no  outstanding order,  injunction,  judgment  or decree  of  any  court,  government  or governmental agency against or affecting Merging Entity, or  any  of  its businesses, properties, assets or goodwill.

     2.23  Overtime, Back Wages, Vacation and Minimum Wages.  To the best knowledge  of  Shareholders,  no present or former  employee  of  Merging

Entity  has  any claim against Merging Entity (whether under  federal  or state law) under any employment agreement, or otherwise, on account of or for:  (i)  overtime  pay for any period other than  the  current  payroll period;  (ii)  wages  or  salary for any period other  than  the  current payroll  period;  (iii) vacation or time off (or pay  in  lieu  thereof),

other than that earned in respect of the current fiscal year; or (iv) any violation  of  any  statute, ordinance, rule or  regulation  relating  to minimum wages or maximum hours of work, except as otherwise set forth  in

Schedule 2.23.

     2.24  Discrimination,  Occupational Safety and  Other  Statutes  and

Regulations.   To  the  best  knowledge of Shareholders,  no  persons  or parties  (including,  without limitation, governmental  agencies  of  any kind)  have  any  claim,  or basis for any claim, action  or  proceeding,

against  Merging  Entity arising out of any statute, ordinance,  rule  or

regulation   relating  to  discrimination  in  employment  or  employment practices or occupational safety and health standards (including, without limitation,  The  Occupational Safety and  Health  Act,  The  Fair  Labor

Standards  Act,  Title VII of the Civil Rights Act  of  1964,  The  Civil

Rights  Act  of 1992, The Americans with Disabilities Act,  and  The  Age

Discrimination  in Employment Act of 1967, as any of the  same  may  have been amended).

     2.25 Employee Benefit Plans.

          (a)  There are no employee benefit plans or arrangements of any type,  including  but  not  limited to any retirement,  health,  welfare,

insurance,  bonus, executive compensation, incentive compensation,  stock

bonus,   stock  option,  deferred  compensation,  commission,  severance,

parachute, rabbi trust program or plan described in Section 3(3)  of  the

Employee Retirement Income Security Act of 1974 ("ERISA"), maintained  by

Merging  Entity, or with respect to which Merging Entity has a liability,

other  than  those  set  forth  in Schedule  2.25(a)  ("Employee  Benefit

Plans").

          (b)   With  respect  to  each Employee  Benefit  Plan,  to  the

knowledge  of Shareholders, except as set forth in Schedule 2.25(b):  (i)

if  intended  to qualify under Sections 79, 105, 106, 125,  129,  401(a),

401(k),  403(a), or 409, or other Sections, of the Internal Revenue  Code

("Code"), such plan so qualifies, and if applicable, its trust is  exempt from  federal income tax under Code Section 501(a); (ii) if  intended  to qualify  as an organization described in Section 501(c)(9) of  the  Code,

such organization so qualifies and any trusts established pursuant to its constitution are exempt from federal income tax under Section  501(a)  of the  Code;  (iii)  such  plan  has  been  administered  and  enforced  in accordance  with  its  terms and applicable  law;  (iv)  no  breaches  of fiduciary duty by Merging Entity, the Trustees, or, to the best knowledge

and   belief   of  Merging  Entity  and  Shareholders  after   reasonable

investigation,  any  other person, have occurred;  (v)  no  disputes  are pending,  or,  to  the  knowledge  of Merging  Entity  and  Shareholders,

threatened; (vi) no nonexempt prohibited transaction has occurred;  (vii)

there   has  been  no  reportable  event  for  which  the  30-day  notice requirement under ERISA has not been waived; (viii) all contributions and premiums  due have been made on a timely basis (including, if applicable,

the  time limited established under Code Sections 404 and 412); (ix)  all contributions  made  or  required to be made meet  the  requirements  for deductibility under the Code; (x) all contributions which have  not  been made  have  been  properly recorded in the financial records  of  Merging

Entity;  and  (xi) except as set forth in Schedule 2.25(b), no  liability

(whether  an indebtedness, a fine, a penalty, a tax or any other  amount)

has  been  incurred or will be incurred by Merging Entity as a result  of its maintenance, operation or termination of any Employee Benefit Plan.

          (c)   No  Employee  Benefit Plan is a  multiemployer  plan,  as

defined in Section 4001(a)(3) of ERISA or a multiple employer plan.   The

consummation of the transactions contemplated by this Agreement will  not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.

          (d)  With respect to each Employee Benefit Plan, Merging Entity has  delivered  or  caused to be delivered to Parent  true  and  complete copies, where applicable, of (i) all plan documents, amendments and trust agreements  currently in effect; (ii) all summary plan  descriptions,  or other notices or summaries of modifications, which have been prepared by,

or   on   behalf   of   Merging  Entity;  (iii)  all  material   employee

communications;  (iv)  the three (3) most recent  annual  reports  (Forms

5500);  (v) the most recent annual and any subsequent periodic accounting of  plan  assets; and, (vi) the most recent determination letter received from the IRS.

          (e)   With respect to each Employee Benefit Plan, there  is  no

pending  claim  or lawsuit which has been asserted against that  Employee

Benefit Plan, the assets of any of the trusts under such Employee Benefit

Plan, Merging Entity, or any fiduciary of such Employee Benefit Plan with respect  to the operation of such Employee Benefit Plan.  Merging  Entity and  Shareholders, after reasonable investigation, know of  no  facts  or circumstances which could form the basis for any such claim or lawsuit.

          (f)   All  amendments required to have been made to bring  each

Employee  Benefit Plan into conformity in all material respects with  all of the applicable provisions of the Code, ERISA and other applicable laws have been made.

          (g)   Each Employee Benefit Plan has met, by its terms  and  in

its  operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code.

          (h)    Each  Employee  Benefit  Plan  has  at  all  times  been

maintained  in  accordance with all applicable laws,  has  complied  with applicable  ERISA  or  other requirements; and,  there  are  no  actions,

audits, suits or claims which are threatened or pending against any  such

Employee  Benefit  Plan,  any fiduciary of any of  the  Employee  Benefit

Plans, or against any of the assets of the Employee Benefit Plans.

          (i)   Merging  Entity has made full and timely payment  of  all

amounts  required  to  be contributed under the terms  of  each  Employee

Benefit  Plan  and  no  event or condition exists regarding  any  of  the

Employee  Benefit Plans which could be deemed a "reportable  event"  with respect to which the 30-day notice has not been waived which could result in a material liability to Merging Entity and no event exists which would subject Merging Entity to a material fine under Section 4701 of ERISA.

          (j)   Merging Entity is not subject to any material  liability,

tax  or  penalty and the termination of or withdrawal from  any  Employee

Benefits   Plan  will  not  subject  Merging  Entity  to  any  additional

contribution  requirement  and  the  execution  or  performance  of   the

transactions  contemplated by this Agreement will not create,  accelerate or increase any obligations under any Employee Benefit Plan.

          (k)   Merging Entity has no obligation to any retired or former

employee  or  any  current employee upon retirement  under  any  Employee

Benefit Plan.

          (l)   Each  Employee Benefit Plan maintained by Merging  Entity

has  at  all  times  been maintained, by its terms and in  operation,  in accordance  with all applicable laws in all material respects,  including

(to  the extent applicable) Code Section 4980B.  Further, there has  been no  failure  to  comply  with  applicable  ERISA  or  other  requirements concerning  the  filing  of  reports,  documents  and  notices  with  the

Secretary  of Labor and Secretary of Treasury or the furnishing  of  such documents  to  participants  or  beneficiaries  that  could  subject  any

Employee  Benefit Plan to any material civil or any criminal sanction  or could  require any such person to indemnify any other person for  such  a sanction.  There are no actions, audit, suits or claims known to  Merging

Entity  or  Shareholders  which are pending  or  threatened  against  any

Employee Benefit Plan, any fiduciary of any of the Employee Benefit Plans with  respect to the Employee Benefit Plans or against the assets of  any of  the  Employee Benefit Plans, except claims for benefits made  in  the ordinary course of the operation of such plans.

          (m)   Merging Entity is not subject to any material  liability,

tax or penalty whatsoever to any person whomsoever as a result of Merging

Entity engaging in a prohibited transaction under ERISA or the Code,  and neither Merging Entity nor any of the Shareholders has knowledge  of  any

circumstances  which  reasonably  might  result  in  any  such   material

liability, tax or penalty as a result of a breach of fiduciary duty under

ERISA.   The termination of or withdrawal from any Employee Benefit  Plan maintained  by Merging Entity which is subject to Title IV of  ERISA,  or any  other Employee Benefit Plan, will not subject Merging Entity to  any additional  contribution requirement or to any other  liability,  tax  or

penalty  whatsoever.   The execution or performance of  the  transactions

contemplated  in this Agreement will not create, accelerate  or  increase any  obligations under any Employee Benefit Plan.  Merging Entity has  no obligation  to  any retired or former employee, or any  current  employee upon retirement, under any Employee Benefit Plan.

     2.26  Competitors.  Except as disclosed in Schedule  2.26,  none  of

Shareholders has any interest, direct or indirect, as an owner,  partner,

agent, shareholder, officer, director, employee, consultant or otherwise,

in  any firm, partnership, corporation or other entity that is engaged in the  insurance agency business, or any aspect thereof, other than Merging

Entity  or  a corporation listed on a national securities exchange  or  a corporation whose securities are traded in the over-the- counter market.

     2.27  Accounts and Notes Receivable.  The reserve for bad debts,  if any,  contained  in  the  Most Recent Balance  Sheet  and  the  Financial

Statements  was calculated on a consistent basis which, in the  light  of

past   experience,   is  considered  adequate.   To  the   knowledge   of

Shareholders, all accounts receivable and all notes receivable of Merging

Entity  reflected in the Most Recent Balance Sheet are fully  collectible when  due  at  the  aggregate amount shown, less the bad  debt  allowance

stated  therein.   Except  as  set forth  in  Schedule  2.27,  all  notes

receivable  of Merging Entity are due and payable within one  year  after the  Effective Date. Any such notes receivable due and payable more  than one  year  after  the  Effective Date ("Long Term  Notes")  are,  to  the

knowledge  of  Shareholders, fully collectible when due at the  aggregate amount shown.  Except as further set forth in Schedule 2.27, no Long Term

Notes  are  secured  by any interest in property,  whether  it  be  real,

personal or intangible.

     2.28  Permits  and  Licenses.  All material  permits,  licenses  and approvals  of all federal, state or local regulatory agencies, which  are required  in order to permit Merging Entity and its employees and  agents to carry on business as now conducted by it, have been obtained by it and are current.

     2.29   No  Violation  or  Default.   The  execution,  delivery   and

performance of this Agreement by Shareholders and Merging Entity will not violate,  result  in  a  breach of, or constitute a  default  under,  the articles  of incorporation or bylaws of Merging Entity or of any material indenture,  contract,  agreement or other  instrument  to  which  Merging

Entity  is a party or is bound including, without limitation, any  agency contract with any insurance company.

     2.30   Common   Stock  of  Parent.   Shareholders   understand   and

acknowledge  that the common stock of Parent to be received  pursuant  to this  Agreement  is  subject  to  Rule 145  of  the  Securities  Exchange

Commission ("SEC"); such stock is being acquired for investment  purposes only  and  not with a view to distribution or resale; any sale  or  other disposition  of  such  stock shall be made pursuant  to  the  regulations promulgated  under Rule 145 and in compliance with all  other  applicable laws, regulations and interpretations.

     2.31  Financing  Statements.  Except as disclosed on Schedule  2.31,

there are no financing statements or other security interests of any kind filed  or  required  to  be  filed against  Merging  Entity's  assets  or affecting  the use of, or title to, such assets ("Financing Statements").

Except as further disclosed on Schedule 2.31, there are no deferred money purchase notes related to Merging Entity's acquisition of any portion  of its  assets  ("Notes").  Any such liabilities related  to  the  Financing

Statements  or Notes can be discharged or prepaid prior to  their  stated

maturities without penalty, except as further detailed on Schedule  2.31.

The  assumption  by  Surviving Corporation of such liabilities  will  not result in a default of any Financing Statement or Note.

     2.32 Brokers.  Except as disclosed in Schedule 2.32, neither Merging

Entity  nor  any  Shareholder has employed any broker or finder  for  the purposes of completing the transactions contemplated herein such that  no commission,  finder's  fee,  brokerage fee  or  similar  charge  will  be incurred for the consummation of the transactions contemplated herein.

     2.33 Disclosure.  Shareholders have each received a copy of Parent's current  S-4 registration statement dated February 12, 1992, most  recent annual report, Form 10-K and Form 10-Q and will acknowledge receipt of an

amendment  or  supplement to such registration  statement.           2.34

Material  Misstatements or Omissions.  No representation or  warranty  by

Shareholders  or  Merging  Entity, or any  of  them,  contained  in  this

Agreement  or  in  any  document,  statement,  certificate,  Schedule  or financial  statement furnished or to be furnished  to  Parent  by  or  on behalf  of  Shareholders or Merging Entity, or any of them,  pursuant  to this  Agreement  or in connection with the transactions  contemplated  by this  Agreement  contains,  or will when furnished  contain,  any  untrue statements  of a material fact, or omits, or will then omit to  state,  a material  fact  necessary  to  make the statements  contained  herein  or therein not misleading.

     3.    APPROVAL  OF MERGER BY  SHAREHOLDERS AND MERGING ENTITY.   The

board of directors of Merging Entity will recommend to Shareholders  that

Shareholders adopt this Agreement. Merging Entity agrees to  submit  this

Agreement to Shareholders for adoption by unanimous written consent  with waiver  of  notice of the terms of this Agreement prior to the  Effective

Date,  but  only  after  delivery by Parent to Shareholders  and  Merging

Entity  of  an  amended  or supplemented S-4 registration  statement  for

Parent's  common stock to be issued pursuant to this Agreement and  after

Shareholders have had an effective opportunity of at least seven (7) days to  review  such  prospectus.  Unless there is a  failure  of  Parent  to fulfill  its  conditions set forth in Section 7  hereof  or  there  is  a

material   adverse  change  in  the  financial  conditions   of   Parent,

Shareholders covenant to adopt this Agreement and to approve all  aspects of the Merger within the time period contemplated herein.

     4.    ACCESS  AND  INFORMATION.  Prior  to  the  execution  of  this

Agreement,  Shareholders caused Merging Entity and all its  employees  to give  to  Parent,  and any and all authorized representatives  of  Parent

(including auditors and attorneys), access, during normal business hours,

to  the  offices,  assets, properties, contracts, books  and  records  of

Merging  Entity  in order to give Parent full opportunity  to  make  such investigation  as it deemed appropriate with respect to  the  affairs  of

Merging  Entity, and caused Merging Entity, and all of its  employees  to provide  to Parent such additional information concerning the affairs  of

Merging Entity as Parent  reasonably requested.

     Regardless  of any such investigation by Parent, all representations and  warranties of Shareholders contained in this Agreement shall  remain in  full force and effect and no such investigation shall cause or result in  a  waiver  by Parent of any of the representations and warranties  of

Shareholders contained herein.

     5.    REPRESENTATIONS AND WARRANTIES OF PARENT.   Parent  represents

and

warrants to Shareholders as follows:

     5.1  Organization and Standing of Parent and Survivor.  Parent is  a

corporation  duly organized, validly existing and in good standing  under the  laws  of the Commonwealth of Virginia.  Survivor is duly  organized,

validly  existing and in good standing under the laws  of  the  State  of

Texas.

     5.2   Authority.  Except for:  (i) the approval of the  transactions contemplated hereby by the board of directors of Parent and by the  board

of   directors   and   shareholder  of  Survivor;   (ii)   amendment   or

supplementation  of  Parent's registration  statement  pursuant  to  this

Agreement;  (iii) approval by the New York Stock Exchange of the  listing of  the shares of HRH Stock to be issued pursuant to this Agreement;  and

(iv)  the  issuance  of  a certificate of merger  to  be  issued  by  the

Secretary  of  State  of  the State of Texas, no  governmental  or  other authorization,  approval  or  consent for  the  execution,  delivery  and

performance  of  this Agreement by Parent or Survivor is  required.   The

execution,   delivery  and performance of this Agreement  by  Parent  and

Survivor will not violate, result in a breach of, or constitute a default under, the articles of incorporation or bylaws of any such corporation or any  material indenture, contract, agreement or other instrument to which such  corporation  is a party or is bound, or, to the best  knowledge  of

Parent, any applicable laws, rules or regulations.

     5.3   Capitalization of Parent and Survivor.  As of June  30,  1998,

the authorized capital stock of Parent consisted of 50,000,000 shares  of common  stock, no par value, of which 12,434,137 shares were  issued  and outstanding, fully paid and nonassessable.  The authorized capital  stock of  Survivor consists of 5,000 shares of common stock, $1 par  value,  of which 100 shares are issued and outstanding, fully paid and nonassessable and owned of record and beneficially by Parent.  There are no outstanding options,  warrants or other rights to subscribe for or  purchase  capital stock  of  Survivor  or securities convertible into or  exchangeable  for capital stock of Survivor.

     5.4   Status of HRH Stock.  The shares of HRH Stock to be issued  to

Shareholders pursuant to this Agreement will, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

     5.5   Brokers' or finders' fees.  No agent, broker, person, or  firm acting  on  behalf  of  Parent or any of its subsidiaries  or  under  the authority  of  any  of them is or will be entitled to any  commission  or broker's  or  finder's  fee  or financial advisory  fee  from  Parent  or

Survivor in connection with any of the transactions contemplated herein.

     5.6   SEC  Compliance.   Parent  has filed  with  the  SEC  and  has

delivered  to  each  of the Shareholders, all forms, reports,  schedules,

statements  and other documents required to be filed by it since  January

1,  1997, under the Securities Act of 1933 and the Exchange Act  of  1934

(such  documents,  as amended from time to time, being  the  "Parent  SEC

Documents").  Each Parent SEC Document, including without limitation  any financial statements or schedules included therein, (a) did not,  at  the time  filed  (or, in the case of any Parent SEC Document  that  has  been amended  prior  to  the date hereof, at the time of the  filing  of  such amendment), contain any untrue statement of a material fact  or  omit  to state  any  material fact required to be stated therein or  necessary  in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) at the time filed, complied in  all  material  respects  with  the  applicable  requirements  of  the

Securities Act of 1933 and the Exchange Act of 1934.

     5.7   Material  Misstatements or Omissions.   No  representation  or

warranty  by  Parent  contained in this Agreement  or  in  any  document,

statement, certificate, Schedule or financial statement furnished  or  to be  furnished to Merging Entity or Shareholders by or on behalf of Parent pursuant  to  this  Agreement  or  in connection  with  the  transactions contemplated in this Agreement contains, or will when furnished  contain,

any untrue statements of a material fact, or omits, or will then omit  to state,  a material fact necessary to make the statements contained herein or therein not misleading.

     5.8   No  Adverse Change.  Since June 30, 1998, there  has  been  no material  change  in the financial condition, results  of  operations  or business prospects of Parent other than changes occurring in the ordinary course  of business, which changes have not had a material adverse effect on  the  financial condition, results of operations or business prospects of Parent.

     5.9   Investigations and Litigation.  There is no  investigation  by any  governmental  agency pending, or, to the best knowledge  of  Parent,

threatened against or adversely affecting Parent, and except for  routine errors  and  omissions  claims  which  are  being  defended  by  Parent's insurance carrier, there is no material action, suit, proceeding or claim pending, or, to the best knowledge of Parent, threatened against  Parent,

or  any  of  its businesses, properties, assets or goodwill, which  could reasonably  be  expected  to  have  a material  adverse  effect  on  such corporation,  or  against or affecting the transactions  contemplated  in this Agreement.

     6.   CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND SURVIVOR. The

obligation   of  Parent  and  Survivor  to  consummate  the  transactions contemplated  in  this Agreement shall be subject to the satisfaction  or fulfillment, on or prior to the Closing Date, of the following conditions precedent,  in  addition to all other conditions precedent  contained  in this Agreement, each of which may be waived by Parent:

     6.1  Representations.  Parent shall not have discovered any material error,  misstatement  or  omission in  any  of  the  representations  and warranties made by Shareholders contained in this Agreement,  or  in  any financial  statement, certificate, Schedule, exhibit  or  other  document

attached   to   or  delivered  pursuant  to  this  Agreement,   and   all

representations and warranties of Shareholders, or any of them, contained in  this Agreement and in any financial statement, certificate, Schedule,

exhibit  or  other  document attached to or delivered  pursuant  to  this

Agreement shall be true and correct in all material respects on and as of the  Closing  Date with the same force and effect, except as affected  by transactions expressly authorized herein or otherwise approved in writing by Parent, as though such representations and warranties had been made on and as of the Closing Date.

     6.2    Covenants.   Merging  Entity  and  Shareholders  shall   have

performed  and  complied  in all material respects  with  all  covenants,

agreements  and conditions required under this Agreement to be  performed or complied with by them on or before the Closing Date.

     6.3   Litigation.   No suit, action or proceeding,  or  governmental

investigation,  against  or concerning, directly or  indirectly,  Merging

Entity,  or  any of its assets and properties, shall have been instituted or  reinstituted,  nor shall any basis therefor have arisen,  that  might result  in  any  order or judgment of any court or of any  administrative agency which, in the opinion of counsel for Parent, renders it impossible or  inadvisable  for Parent to consummate or cause to be consummated  the transactions contemplated in this Agreement.

     6.4  Approval by Counsel.  All transactions contemplated herein, and the  form  and substance of all legal proceedings and of all  instruments used  or delivered hereunder, shall be reasonably satisfactory to counsel for Parent.

     6.5  Opinion.  Parent shall have received a favorable opinion, dated as  of  the  Closing Date, from the law firm of Brown,  Parker  &  Leahy,

L.L.P.,  counsel  for  Shareholders  and  Merging  Entity,  in  form  and

substance   as  set  forth  in  Schedule  6.5  and  otherwise  reasonably satisfactory to counsel for Parent.

     6.6   Delivery  of Common Stock.  There shall be duly delivered  for cancellation to Parent at the Closing not less than 100% of the shares of

Common Stock issued and outstanding at the time of the Closing, free  and clear  of  any liens or encumbrances as required to be listed on Schedule

2.4.

     6.7   Continuation  of Agency Contracts.  To the extent  desired  by

Parent,  Parent shall have obtained a statement in writing from  each  of the insurance companies identified in Schedule 2.14 of this Agreement, in form  satisfactory  to Parent and Parent's counsel, by  which  each  such insurance company agrees that it will not terminate its insurance  agency contract  solely  by  reason  of the transactions  contemplated  in  this

Agreement,  and  further  agrees  that  it  will  continue  to  recognize

Surviving Corporation, and its successors and assigns, as its agent under the  existing agency contract between such company and Merging Entity  or that  it  will  enter into a substantially similar agency  contract  with

Surviving Corporation, or its successors and assigns.

     6.8    Shareholder  Employment  Agreements.   Employment  Agreements

between Surviving Corporation, as Employer, and each of the Shareholders,

respectively, as Employee, in form and substance as set forth in Schedule

6.8  attached hereto, shall have been duly executed by each of  them  and delivered to Parent.

     6.9   Other  Employment Agreements.  Employment  Agreements  between

Surviving  Corporation, as Employer, and such of the other  employees  of

Merging Entity (other than Shareholders) as shall be specified by Parent,

in  form previously approved by the President of Parent, shall be in full force  and effect or such new agreements as have been requested by Parent shall  have been executed, in form and substance as set forth in Schedule

6.9 attached hereto.

     6.10  Employee  Benefit  Plans.  Parent shall  have  been  furnished

evidence   satisfactory  to  Parent  that  all  Employee  Benefit   Plans

identified  in  Schedule  2.25  attached  to  this  Agreement  have  been terminated  and  provision  has been made for  the  distribution  of  all benefits thereunder in accordance with the terms of such Employee Benefit

Plans.

     6.11  Material  Adverse Change.  There shall have been  no  material adverse change in Merging Entity's business, business prospects, Book  of

Business,  assets and properties, or goodwill between  the  date  of  the execution of this Agreement and the Closing Date.

     6.12  Tail  Insurance.  Unless notified in writing to the  contrary,

Shareholders and Merging Entity shall have delivered to Parent,  in  form reasonably  satisfactory  to  Parent and Parent's  counsel,  evidence  of insurability, to be effective as of the Effective Date, for  an  extended reporting  period  for  errors and omissions  of  a  minimum  three  year duration  with  deductible  limits reasonably acceptable  to  Parent  and

Parent's counsel, which insurance, if bound, would insure Merging  Entity its  agents  and employees for the extended reporting period  for  claims arising under errors and omissions occurring prior to the Effective Date.

Such  tail insurance shall be bound as soon after the Effective  Date  as

possible.   If  such  insurance is not purchased within  one  week  after

Closing,  Parent  shall have the right to purchase  such  tail  insurance deemed acceptable to it.  The cost for the tail insurance actually  bound by,  or on behalf of, Merging Entity shall be borne by Merging Entity and shall  be  reflected on the Merger Balance Sheet (as defined  in  Section

14.6) as if such coverage had been bound prior to the Effective Date  and the  Shareholders shall be responsible for any deductible amounts  to  be paid under such tail policy.

     6.13  Related  Party  Transactions.  All  "related  party"  (i.e.  a

Shareholder,  a  member of a Shareholder's family, a business  or  entity affiliated with any of the foregoing) receivables and payables of Merging

Entity  and any receivables or payables from or to an employee of Merging

Entity  on  favorable terms shall have been removed  from  the  books  of

Merging Entity for their cash equivalent face amounts.

     6.14  Lease.   The  existing lease covering the  premises  presently

occupied by Merging Entity, in the form attached hereto as Schedule 6.14,

shall  have  been amended to provide for a lease term ending January  31,

1999,  on terms otherwise acceptable to Parent and, as amended, shall  be in  full  force  and effect with no defaults occurring  as  a  result  of

Merging Entity's action or inaction.

     6.15   Resolutions.   Parent  shall  receive  certified  copies   of

resolutions of the board of directors and Shareholders of Merging Entity,

to  the  extent deemed necessary by, and in form satisfactory to, counsel for  Parent, authorizing the execution and delivery of this Agreement  by

Merging  Entity  and  the  consummation of the transactions  contemplated herein.

     6.16   Approvals.   All  statutory  requirements   for   the   valid

consummation by Merging Entity of the transactions contemplated  in  this

Agreement  shall  have been fulfilled; all authorizations,  consents  and approvals of all federal, state, local and foreign governmental  agencies and  authorities required to be obtained in order to permit  consummation by  Merging Entity of the transactions contemplated in this Agreement and to permit the business presently carried on by Merging Entity to continue unimpaired  immediately following the Effective Date  of  this  Agreement shall  have  been obtained except where failure to obtain  such  approval would not have a material adverse effect.

           6.17  Registration  Statement.  Parent  shall  have  filed  an amended  or  supplemented S-4 registration statement with the SEC,  which registration  statement  shall  show that the  transactions  contemplated herein shall be treated as a "purchase" for accounting purposes.

       6.18  Dividend  of  Certain  Assets  and  Liabilities.   Surviving

Corporation  shall  have declared a dividend, by  virtue  of  resolutions adopted  by  each  of the Constituents in approving the  Merger,  payable immediately upon effectiveness of the Merger, in an amount exactly  equal to  all  assets and liabilities of Merging Entity as of the effectiveness of  the  Merger  (with all such dividended assets and  liabilities  being hereinafter referred to as "Merging Entity Dividend").

      6.19  Contribution of Merging Entity Dividend to Capital  of  Hilb,

Rogal  and  Hamilton  Company of Texas.  Parent, as sole  shareholder  of

Surviving  Corporation and the recipient of the Merging Entity  Dividend,

shall  have  adopted  resolutions  by  its  Board  of  Directors,  which,

immediately after payment of the Merging Entity Dividend, contribute  the

Merging   Entity  Dividend  to  the  capital  of  Parent's   wholly-owned

subsidiary  (and grandfathered managing general agent), Hilb,  Rogal  and

Hamilton Company of Texas ("HRH Texas").

      6.20 Pre-Merger Distribution.  Immediately prior to the Merger, all benefit  and  burden relating to the dispute between Merging  Entity  and

PacifiCare, Inc. shall have been distributed to Shareholders ("Pre-Merger

Distribution").

     7.   CONDITIONS PRECEDENT TO PERFORMANCE BY SHAREHOLDERS AND MERGING

ENTITY.   The obligation of Shareholders and Merging Entity to consummate the  transactions contemplated in this Agreement shall be subject to  the satisfaction  or  fulfillment on or prior to the  Closing  Date,  of  the following  conditions, in addition to any other conditions  contained  in this  Agreement, each of which may be waived, collectively, by a majority in interest of Shareholders and Merging Entity:

     7.1   Representations.  Shareholders shall not have  discovered  any material  error,  misstatement or omission in any of the  representations and  warranties  made  by  Parent contained in this  Agreement,  and  all representations  and  warranties of Parent contained  in  this  Agreement shall  be  true  and correct in all material respects on and  as  of  the

Closing Date with the same force and effect, except as otherwise approved

in   writing   by  Shareholders  and  Merging  Entity,  as  though   such

representations  and warranties had been made on and as  of  the  Closing

Date

     7.2   Covenants.   Parent shall have performed and complied  in  all

material  respects with all covenants, agreements and conditions required under  this  Agreement to be performed and complied with  by  Parent  and shall  have  caused all corporate actions necessary for the formation  of

HRH  Merger Subsidiary and for the consummation of this Agreement to have been taken by it and HRH Merger Subsidiary

     7.3   Effective Registration Statement.  The registration  statement on  Form S-4 under the Securities Act of 1933 referred to in Section 2.34 hereof  shall  have been amended or supplemented and be  effective  under such  Act  and  not  the subject of any "stop order" or threatened  "stop order"  and  the  amended  or  supplemented prospectus  shall  have  been delivered to Shareholders and Merging Entity.

     7.4    Prospectus  Approval.   After  delivery  and  review  of  the

aforementioned  amendment  or  supplement to  Parent's  S-4  registration statement,  and subject to the limitations on disapproval  set  forth  in

Section  3.5,  Shareholders and Merging Entity shall have  approved  this

Agreement and the consummation of all transactions contemplated therein.

     8.   POST-MERGER COVENANTS.

     8.1    Post-Merger  Covenants  of  Parent.   Parent   covenants   to

Shareholders as follows:

          A.    Collection.  To cause Surviving Corporation  to  use  its

reasonable business efforts, at least comparable in quality to  those  of

Merging  Entity  prior  to  the Effective  Date,  to  collect  all  notes receivable and accounts receivable as described in Section 2.27.

          B.   Payment.  To cause Surviving Corporation to pay timely all liabilities  of Merging Entity which have been properly reserved  for  in the Merger Balance Sheet, as defined in Section 8.2.A.

     8.2   Post-Merger Covenants of Shareholders.  Shareholders,  jointly and severally, covenant to Parent as follows:

          A.    Delivery  of  Merger  Balance  Sheet.   To  cause  to  be

delivered  to Parent, at Parent's expense not to exceed $7,500,  as  soon after the Closing Date as is practicable, and in all events no later than sixty  (60) days after the Effective Date, the Merger Balance  Sheet,  as defined  in  Section  14.6(a),  and its related  work  papers  and  other financial documents prepared therefor.  The Merger Balance Sheet will  be true  and  correct, will be in accordance with the books and  records  of

Merging  Entity, will present fairly the financial conditions and results of  operations  of  Merging Entity as of the  date  and  for  the  period indicated, will not contain any untrue statement of a material  fact  nor will  omit to state any material fact required to be stated to  make  the

Merger Balance Sheet not misleading.

          B.    Post-Merger Filings.  To cause to be timely filed, at  no

expense  which has not previously been reserved for on the Merger Balance

Sheet, all federal, state and local tax returns of all kinds required  to be  filed by Merging Entity for all tax periods ending on or prior to the

Effective Date ("Post-Merger Filings").  All Post-Merger Filings will  be true  and  correct in all material respects and, prior to  actual  filing thereof, Shareholders shall deliver drafts of such filings to Parent  for its review.

          C.    Employee  Benefit Plans.  Unless written  directive  from

Parent  stating  otherwise  is delivered to  Shareholders  prior  to  the

Closing  Date  ,  to cause, at no expense which has not  previously  been reserved  for in the Merger Balance Sheet, all Employee Benefit Plans  of

Merging  Entity to have been terminated with provisions having been  made for  distribution thereof in accordance with the terms of  such  Employee

Benefit  Plan.   Shareholders  specifically  understand  that  they  have

covenanted  hereby  to  take any and all actions reasonably  required  to eliminate  any  and all potential liability of Surviving Corporation  and

Parent with respect to such Employee Benefits Plans.

          D.    Bind Tail Coverage.  To bind the tail coverage referenced

in Section 6.12 as soon after the Effective Date as is possible and in no event later than seven (7) days after the Effective Date, and to pay  any and all deductibles accruing under such tail policy during the period  of three  years  after  the Effective Date.  Shareholders  acknowledge  that

Parent  shall have the right to bind tail coverage for Merging Entity  if

Shareholders  do  not  produce an appropriate  certificate  of  insurance within  thirty (30) days after Closing.  Any costs for such tail coverage shall have been expensed as if such coverage had been bound prior to  the

Effective  Date  and  shall not be reflected as an asset  on  the  Merger

Balance Sheet.

     9.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

     9.1   Survival  of Representations and Warranties  of  Parent.   All

representations, warranties and covenants made herein or pursuant  hereto by Parent shall survive the Closing until October 31, 2001.

     9.2   Survival  of  Representations and Warranties of  Shareholders.

Except  for  the  specific contingencies detailed below in  subparagraphs

(vii)  and  (x) of Section 9.3 for which Parent shall be indemnified  for the periods stated therein, all representations, warranties and covenants made  herein or pursuant hereto by Shareholders shall survive the Closing only until October 31, 2001.

     9.3    Indemnification  Agreement  by  Shareholders.   Shareholders,

jointly  and  severally,  shall indemnify and hold  harmless  Parent  and

Surviving Corporation, and their respective successors and assigns,  from and against and in respect of:

          (i)  All indebtednesses, obligations and liabilities of Merging

Entity of any nature whatsoever, whether accrued, absolute, contingent or otherwise, existing at the close of business as of the day prior  to  the

Effective Date to the extent not reflected or reserved against in full in

the   Merger  Balance  Sheet,  including,  without  limitation,  any  tax liabilities  to the extent not so reflected or reserved against,  accrued in respect of, or measured by the income of Merging Entity for any period prior to the Effective Date, or arising out of transactions entered into,

or any state of facts existing, prior to such date;

          (ii) Without limiting the generality of the indemnity set forth in Section 9.3(i) above, any and all tax liabilities of Merging Entity to the  extent  not  reflected or reserved against in  full  in  the  Merger

Balance Sheet, whether federal, state, local or otherwise, resulting from a lawful deficiency for any time period prior to the Effective Date;

          (iii)      Any  and all claims, demands, actions and causes  of

action  arising out of or in any way relating to any health benefit  plan or  to any Employee Benefit Plan (as described in Section 2.25) presently maintained or heretofore maintained by Merging Entity or arising  out  of or  in  any  way relating to the termination or "freezing"  of  any  such

Employee Benefit Plan;

          (iv)  Any loss, damage, liability or deficiency resulting  from any  misrepresentation,  breach  of warranty  or  nonfulfillment  of  any covenant  or agreement on the part of Shareholders or Merging Entity,  or

any   of   them,  under  the  terms  of  this  Agreement,  or  from   any

misrepresentation   in   or  omission  from  any   financial   statement,

certificate, Schedule, exhibit or other document proposed by  or  at  the direction of Shareholders, or any of them, and attached to this Agreement or  delivered  or  to  be delivered to Parent under  the  terms  of  this

Agreement;

          (v)   Any and all claims, demands, actions and causes of action

arising  out  of or in any way relating to errors and omissions  and  all other  types of litigation and claims, which are attributable to  Merging

Entity prior to the Effective Date;

          (vi) To the extent not previously cured in the manner specified in  Section  14.6, the amount by which Tangible Net Worth (as defined  in

Section 14.6), shall be less than the amount of $275,000;

          (vii)     Until one year after the expiration of the applicable

statute  of limitations, any and all tax liabilities arising out  of  all open returns of Merging Entity for all periods ending on or prior to  the

Effective Date to the extent not reflected or reserved against in full in the  Merger  Balance Sheet and relating to amortization  of  intangibles,

deductions   for   compensation,  "listed"  property,   or   travel   and

entertainment  expenses or the tax characterization of expenses  incident to this Agreement, any and all claims or liabilities arising out of or in any  way  relating to any health benefit plan or to any Employee  Benefit

Plan (as described in Section 2.25) presently or heretofore maintained by

Merging  Entity  or  arising  out  of or  in  any  way  relating  to  the termination,  modification  or "freezing" of any  such  Employee  Benefit

Plan,  and  any and all claims or liabilities arising out of  Post-Merger

Filings  or  for  a violation of the covenants set forth in  Section  8.E hereof;

           (viii)     All  deductibles arising under  the  tail  coverage

referenced in Section 6.12;

          (ix)  Any and all claims, demands, actions or causes of  action arising out of or in any way relating to the Pre-Merger Distribution;

          (x)   Until  one  year after the expiration of  the  applicable

statute  of limitations, any and all liabilities, claims, losses  demands or  deficiencies  of  any  nature whatsoever  arising  out  of  a  "Known

Misrepresentation"  (a  representation  or  warranty  made  with   actual

knowledge  of its falsity or with reckless indifference to the truth)  or due  to  the  ownership of the common stock not being  as  set  forth  in

Section 1.4(a); and

          (xi)  All  demands, claims, actions, suits, proceedings,  loss,

damage,  liability,  judgments, costs and  expenses  (including,  without limitation, court costs, experts' and reasonable attorneys' fees  at  the trial level and in connection with all appellate proceedings) incident to any of the foregoing.

      9.4   Indemnification Agreement by Parent.  Parent shall  indemnify and  hold  harmless Shareholders, and each of them, and their  respective heirs and personal representatives from and against and in respect of:

           (i)   Any loss, damage, liability or deficiency resulting from

any  misrepresentation,  breach  of warranty  or  nonfulfillment  of  any covenant or agreement on the part of the Parent under the terms  of  this

Agreement;

           (ii)  All demands, claims, actions, suits, proceedings,  loss,

damage,  liability,  judgments, costs and  expenses  (including,  without limitation, court costs, experts' and reasonable attorneys' fees  at  the trial level and in connection with all appellate proceedings) incident to any of the foregoing.

     9.5   Assertion and Limitation of Indemnification Claim.  Either the

Shareholders  or  Parent,  as the case may be (an  "Indemnified  Party"),

shall  give  notice  to the other (an "Indemnifying Party")  as  soon  as possible after the Indemnified Party has actual knowledge of any claim as to  which indemnification may be sought and the amount thereof, if known,

and  supply  any  other information in the possession of the  Indemnified

Party  regarding such claim, and will permit the Indemnifying  Party  (at its  expense)  to  assume the defense of any third party  claim  and  any

litigation   resulting   therefrom,  provided  that   counsel   for   the

Indemnifying  Party  who  shall conduct the  defense  of  such  claim  or litigation shall be reasonably satisfactory to the Indemnified Party, and provided  further  that  the omission by the Indemnified  Party  to  give notice as provided herein will not relieve the Indemnifying Party of  its indemnification  obligations hereunder except  to  the  extent  that  the omission results in a failure of actual notice to the Indemnifying  Party and  the  Indemnifying Party is materially damaged as  a  result  of  the failure  to give notice.  The Indemnifying Party may settle or compromise any  third  party claim or litigation with the consent of the Indemnified

Party  which  consent may not be unreasonably withheld.   Any  claim  for

indemnification  shall  be  reduced  by  insurance  proceeds   or   other

applicable  recovery  received by or for the Indemnified  Party.   In  no

event  shall  the amount of indemnity provided herein by an  Indemnifying

Party  exceed  the Purchase Price (as defined in Section  14.1)  for  the

Common Stock.

     The  Indemnified  Party  shall  have  the  right  at  all  times  to participate  in  the  defense,  settlement,  negotiations  or  litigation

relating to any third party claim or demand at its own expense.   In  the

event  that  the  Indemnifying Party does not assume the defense  of  any matter as above provided, then the Indemnified Party shall have the right to  defend any such third party claim or demand, and will be entitled  to settle  any  such claim or demand in its discretion.  In any  event,  the

Indemnified  Party will cooperate in the defense of any such  action  and the records of each party shall be available to the other with respect to such defense.

     10.   EXPENSES.  All expenses (including, without limitation, legal,

accounting  and other related expenses such as preparation of Post-Merger

Filings  and purchase of the tail insurance) incurred in connection  with this  transaction by Merging Entity and Shareholders,  or  any  of  them,

shall  be  the  sole  responsibility of Merging  Entity  or  Shareholders

(depending upon the nature of the expense), and all expenses incurred  by

Parent   in   connection  with  this  transaction  shall  be   the   sole

responsibility of Parent.  As stated in Section 8.2.A, Parent  is  paying up to $7,500 for the Merger Balance Sheet.

     11.  DEFAULT.

     11.1 Default by Shareholders or Merging Entity.  Except as otherwise expressly provided in this Agreement, if Shareholders or Merging  Entity,

or  any  of  them,  shall  fail to perform or comply  with  any  material covenant,  agreement  or condition contained in this  Agreement  that  is required  to  be  performed or complied with by Shareholders  or  Merging

Entity on or prior to the Closing Date, then Parent shall have the option to seek specific performance of this Agreement or to sue such defaulting  party  for damages.  If Parent elects  to  sue  for  specific performance, Shareholders and Merging Entity expressly waive any claim or

defense  that Parent has an adequate remedy at law.          11.2 Default

by  Parent.     Except as otherwise expressly provided in this Agreement,

if Parent shall fail to perform or comply with any covenant, agreement or condition contained in this Agreement that is required to be performed or

complied  with  by  Parent  on  or  prior  to  the  Closing  Date,   then

Shareholders  and Merging Entity, at the unanimous option of Shareholders and  Merging  Entity, may seek specific performance of this Agreement  or may  elect to sue for damages.  If Shareholders and Merging Entity  elect to  sue  for specific performance, Parent expressly waives any  claim  or defense  that Shareholders and Merging Entity have an adequate remedy  at law.

     12.   NOTICES.   All  notices or other communications  permitted  or

required  to be given hereunder by any party to any other party shall  be in  writing and shall be delivered personally or by telecopier, telex  or other  similar  communication or sent by registered  or  certified  mail,

postage prepaid:

     (a)  If to Shareholders or Merging Entity:

          Mr. Gerald Stevenson, President
          Stevenson Insurance Services, Inc.
          7324 S. W. Freeway, #900
          Houston, Texas 77074

          With copy to:

          Mark B. Hughes, Esquire
          Brown, Parker & Leahy, L.L.P.
          1200 Smith Street, Suite 3600
          Houston, Texas 77002

     (b)  If to Parent or Survivor:

          Mr. Andrew L. Rogal, President
          HILB, ROGAL AND HAMILTON COMPANY
          4235 Innslake Drive
          Post Office Box 1220
          Glen Allen, Virginia  23060-1220
          With copy to:

          Walter L. Smith, Esquire
          HILB, ROGAL AND HAMILTON COMPANY
          4235 Innslake Drive
          Post Office Box 1220
          Glen Allen, Virginia  23060-1220

      Notices  delivered  personally or by  telecopier,  telex  or  other

similar   communication  shall  be  effective  when  delivered.   Notices

forwarded by registered or certified mail shall be deemed effective  when received  or in any event not later than ten (10) days after  deposit  in the  mails, postage prepaid.  Any party wishing to change any above named person  or  address may do so by complying with the notice provisions  of this Section.

     13.  EXTENSION OF TIME AND WAIVER.

          (a)   Time  is  of the essence with respect to this  Agreement.

However,  the parties hereto may, by mutual agreement in writing,  extend the  time  for the performance of any of the obligations of  the  parties hereto.

          (b)   Each  party for whose benefit a representation, warranty,

covenant, agreement or condition is intended may, in writing:  (i)  waive any  inaccuracies in the warranties and representations contained in this

Agreement;   and  (ii)  waive  compliance  with  any  of  the  covenants,

agreements or conditions contained herein and so waive performance of any of  the  obligations  of  the  other  parties  hereto,  and  any  default hereunder;  provided, however, that any such waiver shall not  affect  or impair the waiving party's rights in respect to any other representation,

warranty,  covenant, agreement or condition or any default  with  respect thereto.

     14.  CALCULATION OF HRH STOCK TO BE DELIVERED AND OTHER ADJUSTMENTS.

     14.1  Maximum  Amount  of HRH Stock to be Delivered.   The  purchase

price  (the  "Purchase Price") for the Common Stock will  be  $4,300,000,

before  application of the Adjustment Amounts, payable as  follows:   (i)

$1,000,000 of HRH Stock plus $600,000 as soon after the Merger  Effective

Date as practicable; (ii) $900,000 of HRH Stock, plus or minus the Year 1

Purchase  Adjustment, if any, fourteen (14) months after Closing (January

4,  1999); (iii) $900,000 of HRH Stock, plus or minus the Year 2 Purchase

Adjustment,  if  any,  twenty-six (26) months after Closing  (January  3,

2000)  and (iv) $900,000 of HRH Stock, plus or minus the Year 3  Purchase

Adjustment,  if any,  thirty-eight (38) months after Closing (January  3,

2001).  Payments of the Purchase Price are subject to the right of Parent to assert set-off in addition to any reduction arising as a result of the

Adjustment Amounts.

      14.2 Definitions.  "Year 1" shall mean the period November 1, 1998,

through  October  31, 1999.  "Year 2" shall mean the period  November  1,

1999,  through October 31, 2000.  "Year 3" shall mean the period November

1, 2000, through October 31, 2001.

      "Agency  Profit" shall mean the consolidated net profit as  derived from  the next six following sentences, during Year 1, Year 2 or Year  3,

determined  in accordance with the GAAP Policy, before any provision  for federal or state income taxes and before any provision of amortization of intangibles attributable to the continuing operations of Merging  Entity.

Agency  Profit under Parent's pricing formula means the commission income less  direct  expenses  (compensation and benefits (of  Shareholders  and staff) and promotion, travel and entertainment) of Merging Entity's  book of business during the first, second and third 12 month periods following

Closing  determined  in  accordance with  generally  accepted  accounting

principles   and   policies  adopted  by  HRH,  before  amortization   of

intangibles, and federal and state income taxes but after a set  overhead charge  (in  lieu  of all other operating charges such  as  depreciation,

interest,  rent, and other operating and overhead expenses).   Commission

income,  under  this  formula, means new and renewal commission  and  fee income  generated  by  Merging Entity's accounts  and  production  staff,

exclusive  of income derived from brokered business, contingency  income,

investment  income  or override commissions.  Further, commission  income shall  include,  under this formula, 20% of the first year  only  of  any property  and casualty business generated from Merging Entity's accounts,

but  written through other of Parent's offices (i.e. a 20% finder's fee).

To determine Agency Profit, it will be necessary to estimate an amount of expense  paid by Parent's other Houston office and to be charged  to  the continuing  operations  of  Merging Entity for facilities,  depreciation,

interest,  office  operations and other expenses (primarily  professional fees,  insurance  and  regional expenses)  related  to  Merging  Entity's

continuing  operations.   An amount of $300,000 (approximately  16.7%  of

Merging  Entity's  commission income) will be deducted  from  the  Agency

Profit calculation for such costs in Year 1.  Thereafter, the charge will be  computed based upon 16.7% of prior year actual commission income used in determining Agency Profit.  Parent shall cause the Agency Profit to be determined and the amount thereof communicated to Shareholders,  as  soon as is reasonably practicable after each of Year 1, Year 2 and Year 3 and,

in  all  events, within sixty-two (62) days after each such year ("Annual

Income Statement").







     "Target Profit" shall mean that amount of Year 1 Agency Profit, Year

2  Agency  Profit  and Year 3 which would eliminate any negative  Year  1

Purchase  Adjustment, Year 2 Purchase adjustment  and   Year  3  Purchase

Adjustment,  respectively,  which for  each  such  Year  is  as  follows:

          Year 1         $   700,000
          Year 2         $   800,000
          Year 3         $   900,000


      14.3  Determination of Annual Income Statements.  If within  thirty days  following delivery of an Annual Income Statement, Shareholders have not given Parent notice of its objection to such Annual Income Statements

(such  notice  must  contain a statement of the  basis  of  Shareholders'

objections),  then  the  Agency Profit reflected  in  the  Annual  Income

Statement will be used in computing the Year 1, Year 2 or Year 3 Purchase

Adjustment. If Shareholders give such notice of objection and  the  items in  dispute  cannot  be  resolved by agreement between  Shareholders  and

Parent  within  sixty  (60)  days, then the issues  in  dispute  will  be submitted  to a mutually agreed firm of certified public accountants  or,

in  absence  of agreement, a neutral Big Six accounting firm  in  Houston selected  randomly  (the  "Accountants") for  resolution.  If  issues  in dispute  are submitted to the Accountants for resolution, (i) each  party will  furnish to the Accountants such workpapers and other documents  and information  relating  to  the disputed issues  as  the  Accountants  may request  and  are  available to that party,  and  will  be  afforded  the opportunity  to present to the Accountants any material relating  to  the determination and to discuss the determination with the Accountants; (ii)

the  determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties;  and  (iii)  the  non-prevailing party,  as  determined  by  the

Accountants, shall pay the fees of the Accountants for such determination and,  in lieu of any such designation by the Accountants, such fees shall be paid 50% by Parent and 50% by Shareholders.

      14.4  Value of HRH Stock.  HRH Stock shall be valued by taking  the average of the New York Stock Exchange closing price for the previous  10 trading  days from that trading date which is two weeks prior to the  due date.  For example, the HRH Stock to be delivered as of November 1, 1998,

shall be valued at the average closing price of Parent's common stock for the period October 5, 1998, through October 16, 1998 (with such value for the Closing being referred to hereafter as "Closing Stock Value").

     14.5.     Purchase Adjustment.

           (a)   If  Year 1 Agency Profit exceeds $700,000,  the  Year  1

Purchase  Adjustment  shall  be an aggregate  payment  of  HRH  Stock  to

Shareholders equal to the amount of such excess.  If Year 1 Agency Profit is  less than $700,000, the Year 1 Purchase Adjustment shall be equal  to the  lesser of (i) $600,000; or (ii) two times the remainder when Year  1

Agency  Profit  is subtracted from Target Profit.  For  example:  (i)  if

Target  Profit  less Year 1 Agency Profit equals $100,000,  the  fourteen month  payment of HRH Stock would be reduced in the aggregate by $200,000 down  to the aggregate value of $700,000; (ii) if the Target Profit  less

Year  1  Agency  Profit equals or exceeds $300,000,  the  fourteen  month payment  of  HRH Stock would be reduced in the aggregate by  the  maximum amount  of $600,000 down to the minimum amount of $300,000; and (iii)  if

Year  1  Agency  Profit equals $800,000, Shareholders  shall  receive  an additional $100,000 of HRH Stock.

           (b)   If  Year 2 Agency Profit exceeds $800,000,  the  Year  2

Purchase  Adjustment  shall  be an aggregate  payment  of  HRH  Stock  to

Shareholders equal to the amount of such excess.  If Year 2 Agency Profit is  less than $800,000, the Year 2 Purchase Adjustment shall be equal  to the  lesser of (i) $600,000; or (ii) two times the remainder when Year  2

Agency  Profit  is subtracted from Target Profit.  For example:   (i)  if

Target  Profit less Year 2 Agency Profit equals $150,000, the  twenty-six month  payment of HRH Stock would be reduced in the aggregate by $300,000 down  to  the amount of $600,000; (ii) if the Target Profit less  Year  2

Agency Profit equals or exceeds $300,000, the twenty-six month payment of

HRH  Stock  would  be reduced in the aggregate by the maximum  amount  of

$600,000  down  to the minimum amount of $300,000; and (iii)  if  Year  2

Agency Profit equals $1,000,000, Shareholders shall receive an additional

$200,000 of HRH Stock.

           (c)   If  Year 3 Agency Profit exceeds $900,000,  the  Year  3

Purchase  Adjustment  shall  be an aggregate  payment  of  HRH  Stock  to

Shareholders equal to the amount of such excess.  If Year 3 Agency Profit is  less than $900,000, the Year 3 Purchase Adjustment shall be equal  to the  lesser of (i) $600,000; or (ii) two times the remainder when Year  3

Agency  Profit  is subtracted from Target Profit.  For  example:  (i)  if

Target Profit less Year 3 Agency Profit equals $200,000, the thirty-eight month  payment of HRH Stock would be reduced in the aggregate by $400,000 down  to  the amount of $500,000; (ii) if the Target Profit less  Year  3

Agency  Profit equals or exceeds $300,000, the thirty-eight month payment of  HRH Stock would be reduced in the aggregate by the maximum amount  of

$600,000  down  to the minimum amount of $300,000; and (iii)  if  Year  3

Agency Profit equals $1,200,000, Shareholders shall receive an additional

$300,000 of HRH Stock.

     14.6 Adjustment Based on Merger Balance Sheet.

          (a)   Determination  of  Merger Balance  Sheet.   For  purposes

hereof,  "Merger Balance Sheet" means an audited balance sheet of Merging

Entity,  as of the close of business on October 31, 1998, computed  under

Parent's  GAAP Policy referenced in Section 2.7 hereof and in  accordance with  Section  2.27  hereof and after having reconciled  any  differences between  the  tax and financial accounting so that Surviving  Corporation shall not be responsible for any liabilities unless and to the extent the same are reflected on the Merger Balance Sheet.  The Merger Balance Sheet

shall  be  deemed  accepted by Parent if no objections thereto  are  made within  fifteen (15) days of delivery.  If Parent objects to  the  Merger

Balance  Sheet  within fifteen (15) days of delivery,  then  the  parties shall  have fifteen (15) days to resolve any objections of Parent to  the

Merger  Balance  Sheet.   If  the parties  are  unable  to  resolve  such

differences, the procedure set forth in Section 14.2 shall be used.

          Notwithstanding anything in the foregoing to the  contrary,  if the  Merger Balance Sheet is not submitted within seventy-five (75)  days after the Effective Date, then Parent shall submit a Merger Balance Sheet within fifteen (15) days thereafter which shall be final, conclusive  and binding  on all parties hereto, and not subject to any of the arbitration provisions described above.

          (b)   Tangible Net Worth.  The term "Tangible Net Worth"  means

the  remainder  arrived  at  from the Merger  Balance  Sheet  when  total liabilities are subtracted from total assets, and all furniture, fixtures and  equipment  other  than the furniture purchased  recently  for  Brian

Stevenson,  and  intangible assets other than cash, cash equivalents  and net  receivables are then subtracted from that remainder (total assets  -

total liabilities - all furniture, fixtures and equipment other than  the furniture  purchased  recently for Brian Stevenson  -  intangible  assets other than cash, cash equivalents and net receivables).

          (c)   Adjustment.   The number of shares  to  be  delivered  by

Parent  to  Shareholders pursuant to Section 1.4  shall  be  adjusted  as follows:

               (i)   If  Tangible Net Worth exceeds $275,000  (with  such

excess being referred to as "Excess Tangible Net Worth"), then the number of  shares  shall  be  increased by the number of  shares  determined  by dividing Excess Tangible Net Worth by the Closing Stock Value; and

               (ii)  If  Tangible Net Worth is less than  $275,000  (with such  shortfall being referred to as "Insufficient Tangible Net  Worth"),

then  the  number  of shares shall be decreased by the number  of  shares determined  by  dividing Insufficient Tangible Net Worth by  the  Closing

Stock Value.

     In  the event of an increase in the number of shares of common stock of  Parent to be issued to Shareholders, such additional shares shall  be issued,  promptly  after  determination of  such  number,  by  Parent  to

Shareholders in the same proportion as set forth in Section  1.4(a).   In

the  event  of  a  decrease in the number of shares of  common  stock  of

Parent,  such  shares shall be assigned, promptly after determination  of such  number, to Parent in the same proportions as set forth  in  Section

1.4(a).    The value of any shares of HRH Stock to be issued or  returned pursuant  to  this Agreement shall be adjusted to reflect the  occurrence after  the  Effective  Date  of any of the events  specified  in  Section

1.4(c).

     15.  MISCELLANEOUS PROVISIONS.

     15.1 Counterparts.  Any number of counterparts of this Agreement may be  signed and delivered, each of which shall be considered the  original and all of which, together, shall constitute one and the same instrument.

     15.2  Governing  Law.   THIS  AGREEMENT SHALL  BE  GOVERNED  BY  AND

CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     15.3  Entire  Agreement.   This  Agreement  constitutes  the  entire

Agreement  and understanding between the parties hereto with  respect  to the  transactions  contemplated hereby, expressly superseding  all  prior

Agreements  and understandings, whether oral or written, and  no  change,

modification, termination or attempted waiver of any of the provisions of this  Agreement shall be binding unless reduced to writing and signed  by the party or parties against whom enforcement is sought.

     15.4  Section Headings.  The section headings in this Agreement  are for  convenience of reference only and shall not be deemed  to  alter  or affect any provision hereof.

     15.5  No  Assignment.  Neither this Agreement,  nor  any  rights  or liabilities  hereunder, may be assigned by any party  without  the  prior written consent of all of the other parties.

     15.6  Survival.   Notwithstanding anything in the foregoing  to  the

contrary, any rights which Shareholders or Parent may have at law  or  in equity  against the other for a misstatement or omission  by  such  party which should have been made, corrected or disclosed by such party, at  or prior  to  the  Effective Date, shall survive for the  applicable  period provided by law or equity for the remedy of such act or omission.

     15.7  Schedules.   Schedules referenced in  this  Agreement  are  an

integral  part  of this Agreement and are to be deemed  a  part  of  this

Agreement  whether  attached hereto on execution  of  this  Agreement  or anytime thereafter.

     15.8  Nonsolicitation  Covenant.   Each  of  the  Shareholders,   by

signature  hereto, covenants that he shall not for a period of  five  (5)

years  after the Effective Date, directly or indirectly, except on behalf of  Parent's  Houston  operation, its successors or assigns,  solicit  or accept  risk  management,  insurance or bond business  from  any  of  the customers  of  Merging Entity as of the moment immediately preceding  the

Effective   Date.   Each  of  the  Shareholders,  by  signature   hereto,

acknowledges:  (i)  that  this  covenant  is  ancillary  to  this  Merger

Agreement,  is integral hereto and is independent of any other  provision

herein,  (ii)  that  this  covenant  is  reasonably  necessary  for   the

protection of Parent's Houston operation's legitimate business interests;

(iii) that this covenant poses no undue hardship on the Shareholders  and is  reasonably  limited  as to duration and scope;  and  (iv)  that  this covenant is in addition to any covenants which Shareholders may  make  in any  employment or other agreements executed or to be executed with Hilb,

Rogal  and  Hamilton  Company of Texas.  Further, if  any  part  of  this covenant  is deemed overbroad or void as against public policy,  each  of the  Shareholders,  by signature hereto, acknowledges that  such  invalid portions  shall be severable from this covenant and specifically requests that,  upon  such event, this covenant be reformed ("blue-pencilled")  to permit Parent and its Houston operation to obtain the maximum permissible benefit from this covenant.

     15.9  Acceptance.  The binding date of acceptance of this  Agreement shall be the Date on which the last of the parties executes the same.

     15.10      Condition Subsequent.  The Board of Directors  of  Parent

has  not  yet  approved  the  transaction contemplated  herein  and  such approval  at  the Board's meeting on November 9, 1998, is  the  Condition

Subsequent.   If the Condition Subsequent is not fulfilled by  5:00  p.m.

E.S.T. on November 9, 1998, then the Merger will be of no effect.  If the

Condition  Subsequent  is timely approved, the parties  shall  cause  the

Articles  of  Merger  to be filed as soon thereafter as  practicable  and

Parent  shall  deliver the $1,000,000 of HRH Stock and $600,000  by  wire transfer  as  soon as practicable.  Each party covenants to  operate  its business  the  ordinary course between the Closing Date  and  the  Merger

Effective  Date, so that the Merger Balance Sheet shall be accounted  for as  of  the  Effective Date, with no changes other than the  transactions contemplated  herein arising outside of the ordinary course  of  business prior to the Merger Effective Date.

     EXECUTED by Shareholders and Merging Entity at Houston, Texas,  this

30th day of October, 1998.

                                   SHAREHOLDERS:

                                   ______________________________________

                                   Gerald Stevenson

                                   ______________________________________

                                   Brian Stevenson

                                   ______________________________________

                                   Gregory Stevenson

                                   ______________________________________

                                   Richard Weinstein


                                   MERGING ENTITY:

                                   STEVENSON INSURANCE SERVICES, INC.

                                   By____________________________________

                                   ___________________________________, its

                                   __________________________________


       EXECUTED by Parent and Survivor at Glen Allen, Virginia, this 30th day of October, 1998.

                                   HILB, ROGAL AND HAMILTON COMPANY

                                   By____________________________________


                                   ___________________________________, its

                                   ___________________________________

                                   HRH MERGER COMPANY

                                   By____________________________________


                                   ___________________________________, its

                                   ___________________________________

a:\merger-3   [wls]  Edited: October 29, 1998 9:10 AM   Printed:  October
29, 1998 at 9:10 AM